Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Industries Appoints New CFO

Woodland Park, New Jersey, June 25, 2014 - Cytec Industries Inc. (NYSE:CYT) announced today that its Board of Directors has elected Daniel G. Darazsdi to the position of Vice President and Chief Financial Officer of the Company effective August 4, 2014. Mr. David Drillock, Cytec’s current VP and CFO, announced in February 2014 his intent to retire by the end of the year. As a result of the new appointment, Mr. Drillock will resign as Chief Financial Officer on August 4, 2014 but will remain with Cytec for several months to assist Mr. Darazsdi with a smooth leadership transition.

Mr. Darazsdi, age 54, will serve as the Company’s principal financial and accounting officer. Prior to joining Cytec, he had been Chief Financial Officer from 2007 to 2014 of Pharmaceutical Product Development, LLC, a clinical research company traded publicly until its acquisition by affiliates of the Carlyle Group and Hellman & Friedman in 2011. Prior to this position, Mr. Darazsdi worked at Honeywell International for 25 years in numerous senior financial positions including Vice President and Chief Financial Officer of finance transformation and operations, Chief Financial Officer of the company’s global Specialty Materials business, VP of Finance and Information Technology for Asia Pacific and a variety of other leadership roles.

“We are delighted to welcome Daniel to the management team at Cytec,” said Shane Fleming, Chairman, President, and CEO. He is a seasoned financial executive with a strong background leading teams across many financial disciplines including financial and strategic planning, general accounting, corporate treasury, SAP integration, and international management. He will be a valuable addition to our executive team.”

Mr. Darazsdi holds a Bachelor of Business Administration from James Madison University and is a Certified Management Accountant.

Shane Fleming added, “On behalf of the Board of Directors and the Executive Leadership Team, I would like to thank Dave again for his many contributions to Cytec and congratulate him for an outstanding career. We wish Dave and his wife Susan all the best in the next phase of their lives.”

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© 2002-2014 Cytec Industries Inc. All Rights Reserved.

PRESS RELEASE

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

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© 2002-2014 Cytec Industries Inc. All Rights Reserved.